Exhibit 23

Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60316, 333-113752, 333-160638) of Spartech Corporation and subsidiaries of our reports dated December 21, 2011, with respect to the consolidated financial statements and schedule of Spartech Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Spartech Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 29, 2011.

/s/ Ernst & Young LLP

St. Louis, Missouri
December 21, 2011